Exhibit 8.2

[Letterhead of Cleary, Gottlieb, Steen & Hamilton]

[●], 2019

Henry Schein Inc.

135 Duryea Road

Melville, NY 11747

Ladies and Gentlemen:

We have acted as special United States counsel to Henry Schein Inc., a Delaware corporation (“Harbor”), in connection with the proposed Contribution and Distribution by Harbor of Vets First Corp., a Delaware corporation (“Spinco”) pursuant to the Contribution and Distribution Agreement dated April 20, 2018 (together with all exhibits and schedules thereto, the “Contribution and Distribution Agreement”). This opinion is being delivered in connection with the Registration Statement (File No. [●]) of Harbor on Form S-4/S-1 filed with the Securities and Exchange Commission (“SEC”) on [●], 2018, as amended and supplemented through the date hereof (the “Registration Statement”). Any capitalized term used and not defined herein has the meaning given to it in the Contribution and Distribution Agreement. For purposes of this opinion, the “Share Issuance” shall mean the issuance of Spinco Common Stock pursuant to the Stock Subscription and Purchase Agreement, dated [●].

For purposes of the opinion set forth below, we have relied, with the consent of Harbor and Voyager, upon the accuracy and completeness of the representations as to various factual matters contained in a certificate dated [●], addressed to us from Harbor (including the exhibits thereto). In addition, we have relied on [●] and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. We have further assumed and relied on the initial and continuing accuracy and completeness of the facts, information, representations, covenants, obligations, statements and agreements set forth in the Transaction Agreements and in the Registration Statement. We have also made such other investigations of fact and law, including discussions with representatives of Harbor and Voyager, as we have deemed appropriate as a basis for the opinions set forth below.

In rendering the opinions set forth below, we have assumed, with the consent of Harbor and Voyager, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, that the signatures on all such documents are genuine and that all such documents have been duly authorized, executed, and delivered. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have further assumed that the respective parties thereto and all persons having obligations thereunder or making representations therein have acted or will act in all respects and at all relevant times in conformity with the requirements and provisions of such documents and all representations contained therein. In addition, we have assumed that all of the representations and statements set forth in such documents are true, correct and complete as of the date hereof and that all such representations made to a party’s knowledge are and will be true, correct and complete as if made without such qualification. We have also assumed that: (i) the transactions contemplated by the Transaction Agreements, the Registration Statement and any other SEC filings have or will be consummated, in accordance therewith; (ii) that no transaction or condition described therein and affecting this opinion will be waived or modified in any respect; and (iii) that such other operative documents accurately reflect the material facts of such transactions.

Based upon the foregoing, and subject to the assumptions, limitations, exceptions and qualifications set forth herein and in the Registration Statement, it is our opinion, under currently applicable U.S. federal income tax law, that:

(1)

the Contribution, followed by the Distribution, will qualify as a reorganization under Section 368(a)(1)(D) of the Code, and Harbor and Spinco each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)	the receipt of Spinco Common Stock by Harbor Stockholders in the Distribution will constitute a tax-free distribution to Harbor Stockholders under Section 355(a) the Code;

(3)	no gain or loss will be recognized by holders of Harbor Common Stock on the receipt of such Spinco Common Stock, pursuant to Section 355(a)(1) of the Code;

(4)

the aggregate basis of the Spinco Common Stock and the Harbor Common Stock in the hands of the Harbor Stockholders immediately after the Distribution will be the same as the basis of the Harbor Common Stock held by such Harbor Stockholders at the time of the Distribution;

(5)

the holding period of the Spinco Common Stock received by each Harbor Stockholder in the Distribution will include the holding period of the Harbor Common Stock with respect to which Spinco Common Stock was received, provided that the Harbor Common Stock was held as a capital asset on the date of the Distribution, pursuant to Section 1223(1)(B) of the Code and Treasury Regulations Section 1.1223-1(a); and

(6)

no gain or loss will be recognized by Harbor or Spinco solely by reason of the Contribution, the Distribution, the Merger or the Share Issuance, other than with respect to any distributions of cash or property in excess of tax basis or provisions under the Code providing for recapture or acceleration of any income or gain without regard to the qualification of the Distribution under Section 355 of the Code.

We express no opinion on any issue relating to the tax consequences of the Contribution, Distribution or any other transaction other than those expressly set forth above.    We express no opinion as to the tax consequences of (i) non-arm’s length payments (if any) made in connection with the transactions; (ii) any transactions that occur or payments that are made after the Closing Date (whether or not on arm’s length terms); and (iii) any internal restructuring that occurred prior to or in connection with the Contribution or Distribution. The foregoing opinion is based on the Code and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, potentially on a retroactive basis. We express no opinion other than as to the federal income tax laws of the United States of America. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.

We are furnishing this opinion letter solely in connection with the consummation of the Contribution and Distribution and this opinion is not to be used or relied upon for any other purposes without our express written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant or assumption relied upon herein that becomes incorrect or untrue. Any change in applicable laws or facts and circumstances surrounding the Contribution, Distribution and related transactions, or any inaccuracy in the information, documents, certificates, records, statements, facts, covenants, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We hereby consent to the use of our name in the Registration Statement under the heading “—Material U.S. Federal Income Tax Consequences of the Transactions” and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

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